EXHIBIT 2

REGISTERED GLOBAL SECURITY

UNLESS THIS NOTE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), TO THE ISSUER OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY NOTE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

REPÚBLICA ORIENTAL DEL URUGUAY

representing

U.S.$400,000,000

4.375% U.S.$ Bonds Due 2027

No. 5

CUSIP: 760942BB7
ISIN: US760942BB71
Common Code: 131158840

República Oriental del Uruguay (the “Republic”), for value received, hereby promises to pay to Cede & Co., or registered assigns, upon surrender hereof of the principal sum of FOUR HUNDRED MILLION UNITED STATES DOLLARS (U.S.$400,000,000) or such amount as shall be the outstanding principal amount hereof in three nominally equal installments on October 27, 2025, October 27, 2026 and October 27, 2027, together with interest accrued from April 27, 2016 to, but excluding, the final maturity date, or on such earlier date as the principal hereof may become due in accordance with the provisions hereof.

The Republic further unconditionally promises to pay interest semi-annually in arrears on April 27 and October 27 of each year (each, an “Interest Payment Date”), commencing October 27, 2016, on any outstanding portion of the unpaid principal amount hereof at 4.375% per annum. Interest shall accrue from and including the most recent date to which interest has been paid or duly provided for, or, if no interest has been paid or duly provided for, from April 27, 2016 until payment of said principal sum has been made or duly provided for, and shall be payable to Holders of record as of April 12 and October 12 of each year (each, a “Record Date”). This is a Global Security (as that term is defined in the Indenture referred to below) deposited with the Depositary, and registered in the name of the Depositary or its nominee or common custodian, and accordingly, the Depositary or its nominee or common custodian, as Holder of record of this Global Security, shall be entitled to receive payments of principal and interest, other than principal and interest due at the maturity date, by wire transfer of immediately available funds. Such payment shall be made exclusively in such coin or currency of the United States as at the time of payment shall be legal tender for payment of public and private debts. The Republic, the Trustee, any registrar and any paying agent shall be entitled to treat the Depositary as the sole Holder of this Global Security.

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The statements in the legend relating to the Depositary set forth above are an integral part of the terms of this Global Security and by acceptance hereof each Holder of this Global Security agrees to be subject to and bound by the terms and provisions set forth in such legend, if any.

This Global Security is issued in respect of an issue of U.S.$ 400,000,000 principal amount of 4.375% Bonds due 2027 of the Republic (the “Securities”) to be consolidated, form a single series and be fully fungible with the Republic’s outstanding 4.375% U.S.$ Bonds due 2027 issued on October 27, 2015, and is governed by (i) the Indenture dated as October 27, 2015 (the “Indenture”) between the Republic and The Bank of New York Mellon, as trustee (the “Trustee”), the terms of which Indenture are incorporated herein by reference, and (ii) by the terms and conditions of the Securities set forth on the reverse of this Global Security (the “Terms”), as supplemented or amended by the Authorization (as defined in the Indenture) of the Republic for this Global Security, the terms of which are incorporated herein by reference. This Global Security shall in all respects be entitled to the same benefits as other Debt Securities (as defined in the Indenture) of the same Series issued under the Indenture and the Terms.

Upon any exchange of all or a portion of this Global Security for Certificated Securities in accordance with the Indenture, or any increase or decrease in the principal amount of this Global Security, such increase or decrease shall be endorsed on Schedule A to reflect the change of the principal amount evidenced hereby.

Unless the certificate of authentication hereon has been manually executed by the Trustee, this Global Security shall not be valid or obligatory for any purpose.

[Remainder of the page intentionally left in blank]

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IN WITNESS WHEREOF, the Republic has caused this instrument to be duly executed.

Dated: July 20, 2016

REPÚBLICA ORIENTAL DEL URUGUAY

By: /s/ Danilo Astori

Name: Danilo Astori

Title: Minister of Economy and Finance

By: /s/ Susana Díaz

Name: Susana Díaz

Title: General Director of Secretary of the Ministry of Economy and Finance

By: /s/ Herman Kamil________________

Name: Herman Kamil

Title: Director of Debt Management Unit

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TRUSTEE’S CERTIFICATE OF AUTHENTICATION

This is one of the Debt Securities issued under the within-mentioned Indenture.

Dated: July 20, 2016

THE BANK OF NEW YORK MELLON,
not in its individual capacity but solely as Trustee

By: /s/ Catherine F. Donohue
Name: Catherine F. Donohue
Title: Vice President

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Schedule A

Date of Increase or Decrease	Increase of Principal Amount of this Global Security	Decrease of Principal Amount of this Global Security	Remaining Principal Amount of this Global Security	Notation Made By

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REVERSE OF SECURITIES

TERMS AND CONDITIONS OF THE SECURITIES

1. General. i) This Security is one of a duly authorized Series of debt securities of the República Oriental del Uruguay (the “Republic”), designated as its 4.375% U.S.$ Bonds due 2027 (each Security of this Series a “Security” and collectively, the “Securities”), and issued or to be issued in one or more Series pursuant to an Indenture dated as of October 27, 2015, between the Republic and The Bank of New York Mellon, as trustee (the “Trustee”), as amended from time to time (the “Indenture”). The Holders of the Securities will be entitled to the benefits of, be bound by, and be deemed to have notice of, all of the provisions of the Indenture. A copy of the Indenture is on file and may be inspected at the Corporate Trust Office. All capitalized terms used in this Security but not defined herein shall have the meanings assigned to them in the Indenture.

ii) The Securities constitute and will constitute direct, general, unconditional and unsubordinated Foreign Debt of the Republic for which the full faith and credit of the Republic is pledged. The Securities rank and will rank without any preference among themselves and equally with all other unsubordinated Foreign Debt of the Republic. It is understood that this provision shall not be construed so as to require the Republic to make payments under the Securities ratably with payments being made under any other Foreign Debt.

iii) The Securities were authorized and issued under Decree No. 208/016 dated July 11, 2016, of the Executive Power of the Republic, as such Decree may be supplemented or amended from time to time and the corresponding Resolution of the Ministry of Economy and Finance dated July 12, 2016

iv) The Securities are in fully registered form, without coupons in denominations of U.S.$1.00 and integral multiples of U.S.$1.00 in excess thereof. The Securities may be issued in certificated form (the “Certificated Securities”), or may be represented by one or more registered global securities (each, a “Global Security”) held by or on behalf of the Depositary. Certificated Securities will be available only in the limited circumstances set forth in the Indenture. The Securities and exchanges and transfers thereof shall be registered as provided in Section 2.6 of the Indenture. Any person in whose name a Security shall be registered may (to the fullest extent permitted by applicable law) be treated at all times, by all persons and for all purposes as the absolute owner of such Security regardless of any notice of ownership, theft, loss or any writing thereon.

v) For the purposes of this paragraph 1 and paragraphs 4 and 5 below, the following terms shall have the meanings specified below:

“Foreign Debt” means obligations (other than the Securities) of, or guaranteed (whether by contract, statute or otherwise) by, the Republic or Banco Central for borrowed money or evidenced by bonds, debentures, notes or other similar instruments denominated or payable, or which at the option of the Holder thereof may be payable, in a currency other than the local currency of the Republic.

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2. Payments. (a) The Republic covenants and agrees that it will duly and punctually pay or cause to be paid the principal of, and premium, if any, and interest (including Additional Amounts) on, the Securities and any other payments to be made by the Republic under the Securities and the Indenture, at the place or places, at the respective times and in the manner provided in the Securities and the Indenture Principal of the Securities will be payable against surrender of such Securities at the Corporate Trust Office of the Trustee in New York City or, subject to applicable laws and regulations, at the office outside of the United States of a paying agent, by U.S. dollar check drawn on, or by transfer to a U.S. dollar account maintained by the Holder with, a bank located in New York City. Payment of interest or principal (including Additional Amounts (as defined below)) on Securities will be made to the persons in whose name such Securities are registered at the close of business on the applicable Record Date, whether or not such day is a Business Day (as defined below), notwithstanding the cancellation of such Securities upon any transfer or exchange thereof subsequent to the Record Date and prior to such Interest Payment Date; provided that if and to the extent the Republic shall default in the payment of the interest due on such Interest Payment Date, such defaulted interest shall be paid to the persons in whose names such Securities are registered as of a subsequent record date established by the Republic by notice, as provided in paragraph 11 of these Terms, by or on behalf of the Republic to the Holders of the Securities not less than 15 days preceding such subsequent record date, such record date to be not less than 10 days preceding the date of payment of such defaulted interest. Notwithstanding the immediately preceding sentence, in the case where such interest, principal or premium, if any, (including Additional Amounts as defined below) is not punctually paid or duly provided for, the Trustee shall have the right to fix such subsequent record date, and, if fixed by the Trustee, such subsequent record date shall supersede any such subsequent record date fixed by the Republic. Payment of interest on Certificated Securities will be made (i) by a U.S. dollar check drawn on a bank in New York City mailed to the Holder at such Holder’s registered address or (ii) upon application by the Holder of at least U.S.$1,000,000 in principal amount of Certificated Securities to the Trustee not later than the relevant Record Date, by wire transfer in immediately available funds to a U.S. dollar account maintained by the Holder with a bank in New York City. Payment of interest on a Global Security will be made (i) by a U.S. dollar check drawn on a bank in New York City delivered to the Depositary at its registered address or (ii) by wire transfer in immediately available funds to a U.S. dollar account maintained by the Depositary with a bank in New York City. “Business Day” shall mean any day except a Saturday, Sunday or any other day on which commercial banks in New York City (or in the city where the relevant paying or transfer agent is located) are required or authorized by law to close.

(b) In any case where the date of payment of the principal, interest or premium, if any, (including Additional Amounts) on, the Securities shall not be a Business Day, then payment of principal, interest or premium, if any, (including Additional Amounts) will be made on the next succeeding Business Day. Such payments will be deemed to have been made on the due date, and no interest on the Securities will accrue as a result of the delay in payment.

(c) Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

(d) Any monies deposited with or paid to the Trustee or to any paying agent for the payment of the principal, interest or premium, if any, (including Additional Amounts) on

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any Security and not applied but remaining unclaimed for two years after the date upon which such principal, interest or premium, if any, shall have become due and payable shall be repaid to or for the account of the Republic by the Trustee or such paying agent, upon the written request of the Republic and, to the extent permitted by law, the Holder of such Security shall thereafter look only to the Republic for any payment which such Holder may be entitled to collect, and all liability of the Trustee or such paying agent with respect to such monies shall thereupon cease. The Republic shall cause all returned, unclaimed monies to be held in trust for the relevant Holder of the Security until such time as the claims against the Republic for payment of such amounts shall have prescribed pursuant to paragraph 13 of these Terms.

(e) If the Republic at any time defaults in the payment of any principal of, or interest (including Additional Amounts) on the Securities, the Republic will pay interest on the amount in default (to the extent permitted by law), calculated for each day until paid, at the rate of 4.375% per annum, together with Additional Amounts, if applicable.

3. Additional Amounts. (a) All payments by the Republic in respect of the Securities shall be made without withholding or deduction for or on account of any present or future taxes, duties, assessments or other governmental charges of whatever nature, unless the withholding or deduction is required by law. If any such withholding or deduction is imposed or levied by or on behalf of the Republic, or any political subdivision or taxing authority or agency therein or thereof having the power to tax (collectively, “Relevant Tax”), the Republic shall pay such additional amounts (“Additional Amounts”), as may be necessary to ensure that the amounts received by the Holders after such withholding or deduction shall equal the respective amounts of principal and interest that would have been receivable in respect of the Securities in the absence of such withholding or deduction; provided, however, that no such Additional Amounts shall be payable in respect of any Relevant Tax:

(i) imposed by reason of a Holder or beneficial owner of a Security having some present or former connection with the Republic other than merely being a Holder or beneficial owner of the Security or receiving payments of any nature on the Security or enforcing its rights in respect of the Security;

(ii) imposed by reason of the failure of a Holder or beneficial owner of a Security, or any other person through which the Holder or beneficial owner holds a Security, to comply with any certification, identification, information, documentation or other reporting requirement concerning its nationality, residence or identity or its connection with the Republic, or any political subdivision or taxing authority thereof or therein, if compliance with such requirement is a precondition to exemption from all or any portion of such withholding or deduction; provided that the Republic or the Republic’s agent has provided the Holders with written notice of such requirement at least 60 days’ prior to the date compliance with such requirement is necessary to obtain exemption from all or any portion of such withholding or deduction; or

(iii) imposed by reason of a Holder or beneficial owner of a Security, or any other person through which the Holder or beneficial owner holds a Security, having presented the Security for payment (where such presentation is required) more than 30 days after the Relevant Date, except to the extent that the Holder or beneficial owneror such other person would have been entitled to Additional Amounts on presenting the Security for payment on the last day of such 30-day period.

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As used in this paragraph 3(a), “Relevant Date” in respect of any Security means the date on which payment in respect thereof first becomes due or, if the full amount of the money payable has not been received by the Trustee on or prior to such due date, the date on which notice is duly given to the Holders in the manner described in paragraph 11 below that such monies have been so received and are available for payment. Any reference to “principal” and/or “interest” hereunder or in the Indenture shall be deemed to include any Additional Amounts which may be payable hereunder.

(b) No Additional Amounts shall be payable in respect of any Security to a Holder that is a fiduciary or partnership or other than the sole beneficial owner of such payment, to the extent the beneficiary or settlor with respect to such fiduciary or a member of such partnership or a beneficial owner would not have been entitled to receive payment of the Additional Amounts had such beneficiary, settlor, member or beneficial owner been the Holder of such Security.

(c) The Republic shall provide the Trustee with documentation (which may consist of certified copies of such documentation) satisfactory to the Trustee evidencing the payment of Relevant Taxes in respect of which the Republic has paid any Additional Amounts. Copies of such documentation shall be made available to the Holders or the paying agents, as applicable, upon request therefor.

(d) The Republic shall pay any administrative, excise or similar taxes that arise under Uruguayan law and are related to the Securities. The Republic shall also indemnify the Holders against any administrative, excise or similar taxes resulting from the enforcement of the obligations of the Republic under the Securities following the occurrence of any Event of Default.

(f) Unless the context otherwise requires, any reference in the Securities to principal or interest shall be deemed also to refer to any Additional Amounts which may be payable as described in paragraph 3(a) above.

4. Negative Pledge Covenant of Republic. So long as any Security shall remain Outstanding or any amount payable by the Republic under the Indenture shall remain unpaid, the Republic agrees that the Republic will not create, incur, assume or suffer to exist any Lien (as defined below) (other than a Permitted Lien (as defined below)) on the assets or revenues of the Republic or Banco Central to secure Public Foreign Debt, unless the Republic causes such Lien to secure equally and ratably the obligations of the Republic with respect to the Securities.

“Lien” means any lien, pledge, mortgage, security interest, deed of trust, charge or other encumbrance or preferential arrangement which has the practical effect of constituting a security interest with respect to the payment of any obligations with or from the proceeds of any assets or revenues of any kind whether in effect on the date the Indenture becomes effective or at any time thereafter.

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“Permitted Liens” means: (i) any Lien on property to secure Public Foreign Debt arising in the ordinary course of business to finance export, import or other trade transactions, which Public Foreign Debt matures (after giving effect to all renewals and refinancings thereof) not more than one year after the date on which such Public Foreign Debt was originally incurred; (ii) any Lien on property to secure Public Foreign Debt incurred solely for the purpose of financing any acquisition by the Republic (or, in the case of Public Foreign Debt guaranteed by the Republic, the obligor in respect of such debt) of such property, and any renewal or extension of any such Lien which is limited to the original property covered thereby and which secures any renewal or extension of the original financing without any increase in the amount thereof; (iii) any Lien on property arising by operation of law (or pursuant to any agreement establishing a Lien equivalent to one which would otherwise exist under relevant local law) in connection with Public Foreign Debt, including without limitation any right of set-off with respect to demand or time deposits with financial institutions and bankers’ liens with respect to property held by financial institutions (in each case deposited with or delivered to such financial institutions in the ordinary course of the depositor’s activities); (iv) any Lien existing on property at the time of acquisition and any renewal or extension of any such Lien which is limited to the original property covered thereby and which secures any renewal or extension of the financing secured by such Lien at the time of such acquisition without increase in the amount thereof; (v) any Lien on property created pursuant to the Collateral Pledge Agreement dated as of February 19, 1991 made by Banco Central in favor of the Federal Reserve Bank of New York, as collateral agent, to secure the Series A and Series B Collateralized Rate Fixed Rate Notes due 2021; (vi) any Lien in existence as of October 27, 2015; and (vii) any Lien securing Public Foreign Debt incurred for the purpose of financing all or part of the costs of the acquisition, construction or development of a project provided that (a) the Holders of such Public Foreign Debt agree to limit their recourse to the assets and revenues of such project as the principal source of repayment of such Public Foreign Debt and (b) the property over which such Lien is granted consists solely of such assets and revenues.

“Public Foreign Debt” means any Foreign Debt that is in the form of, or represented by, bonds, notes or other securities that are or may be quoted, listed or ordinarily purchased or sold on any stock exchange, automated trading system or over-the-counter or other securities market.

5. Events of Default. If one or more of the following events (“Events of Default”) shall have occurred and be continuing (whatever the reason for such Event of Default and whether it shall be voluntary or involuntary or be effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body):

(a) default in the payment of principal of or interest or Additional Amounts on any of the Securities as and when the same shall become due and payable, whether at maturity, by declaration or otherwise, and continuance of such default for 30 days; or

(b) failure on the part of the Republic duly to observe or perform any of the covenants or agreements provided herein or in the Indenture (in each case, other than those referred to in (a) above) for a period of 60 days after the date on which written notice thereof requiring the Republic to remedy the same shall have been given to the Republic by the Trustee or the Holders of at least 25% in aggregate principal amount of the Securities then Outstanding; or

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(c) (i) the Republic shall fail to make any payment in respect of Public Foreign Debt issued, or amended as to payment terms, on or after April 10, 2003 having an aggregate principal amount of not less than U.S.$60,000,000 (or its equivalent in other currencies) when and as the same shall become due and payable, if such failure shall continue for more than the period of grace, if any, originally applicable thereto or (ii) Public Foreign Debt of the Republic issued, or amended as to payment terms, on or after April 10, 2003 having an aggregate principal amount of not less than U.S.$60,000,000 (or its equivalent in other currencies) shall become due and payable due to acceleration upon an event of default and such acceleration shall not have been rescinded or annulled; or

(d) the Republic or a court of proper jurisdiction shall declare a general suspension of payments or a moratorium on payment of the Republic’s Public Foreign Debt issued, or amended as to payment terms, on or after April 10, 2003; or

(e) the validity of the Securities shall be contested in a formal administrative, legislative or judicial proceeding by the Republic or any legislative, executive or judicial body or official of the Republic which is authorized in each case by law to do so and, acting alone or together with another such body or official, has the legal power and authority to declare the Securities invalid or unenforceable, or the Republic shall deny any of its obligations thereunder to any of the Holders, or any constitutional provision, treaty, convention, law, regulation, official communique, decree, ordinance or policy of the Republic, or any final decision by any court in the Republic having jurisdiction, shall purport to render any material provision of the Securities invalid or unenforceable or shall purport to prevent or delay the performance or observance by the Republic of any of their respective material obligations hereunder to any of the Holders; or

(f) any constitutional provision, treaty, convention, law, regulation, ordinance, decree, consent, approval, license or other authority necessary to enable the Republic to make or perform its respective material obligations under the Securities, or the validity or enforceability thereof, shall expire, be withheld, revoked, terminated or otherwise cease to remain in full force and effect, or shall be modified in a manner which adversely affects any rights or claims of any of the Holders; or

(g) any writ, execution, attachment or similar process shall be levied against all or any substantial part of the assets of the Republic in connection with any judgment for the payment of money exceeding U.S.$60,000,000 (or its equivalent in other currencies) and shall remain unsatisfied, undischarged and in effect for a period of 45 consecutive days without a stay of execution, unless such judgment is adequately bonded or is being contested in good faith by appropriate proceedings properly instituted and diligently conducted and, in either case, such process is not being executed against such assets; or

(h) the adoption of any applicable law, rule or regulation or any change therein which shall make it unlawful for the Republic to comply with paragraph 3(a) hereof; or

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(i) the Republic shall cease to be a member of the International Monetary Fund;

then in each and every such case, upon notice in writing by the Holders (the “Demanding Holders”) (acting individually or together) of not less than 25% of the aggregate Outstanding principal amount of the Securities to the Republic with a copy to the Trustee, of any such Event of Default and its continuance, the Demanding Holders may declare the principal amount of all the Securities due and payable immediately, and the same shall become and shall be due and payable upon the date that such written notice is received by or on behalf of the Republic, unless prior to such date all Events of Default in respect of all the Securities shall have been cured; provided that if, at any time after the principal of the Securities shall have been so declared due and payable, and before the sale of any property pursuant to any judgment or decree for the payment of monies due which shall have been obtained or entered in connection with the Securities, the Republic shall pay or shall deposit (or cause to be paid or deposited) with the Trustee a sum sufficient to pay all matured installments of interest and principal upon all the Securities which shall have become due otherwise than solely by acceleration (with interest on overdue installments of interest, to the extent permitted by law, and on such principal of each Security at the rate of interest specified herein, to the date of such payment of interest or principal) and such amount as shall be sufficient to cover the reasonable compensation to the Demanding Holders, the Trustee, their respective agents, attorneys and counsel, and all other documented expenses and liabilities reasonably incurred, and all advances made for documented expenses and legal fees, reasonably incurred by the Demanding Holders and the Trustee, and if any and all Events of Default hereunder, other than the nonpayment of the principal of the Securities which shall have become due solely by acceleration, shall have been cured, waived or otherwise remedied as provided herein, then, and in every such case, the Holders of more than 50% in aggregate principal amount of the Securities then Outstanding, by written notice to the Republic and to the Trustee, may, on behalf of all of the Holders, waive all defaults and rescind and annul such declaration and its consequences, but no such waiver or rescission and annulment shall extend to or shall affect any subsequent default, or shall impair any right consequent thereon. Actions by Holders pursuant to this paragraph 5 need not be taken at a meeting pursuant to paragraph 6 hereof. Actions by the Trustee and the Holders pursuant to this paragraph 5 are subject to Article Four of the Indenture.

6. Holders’ Meetings and Written Action. The Indenture sets forth the provisions for the convening of meetings of Holders of Securities and actions taken by written consent of the Holders of Securities.

7. Replacement, Exchange and Transfer of the Securities. (a) Upon the terms and subject to the conditions set forth in the Indenture, in case any Security shall become mutilated, defaced or be apparently destroyed, lost or stolen, the Republic in its discretion may execute, and upon the request of the Republic, the Trustee shall authenticate and deliver, a new Security bearing a number not contemporaneously Outstanding, in exchange and substitution for the mutilated or defaced Security, or in lieu of and in substitution for the apparently destroyed, lost or stolen Security. In every case, the applicant for a substitute Security shall furnish to the Republic and to the Trustee such security or indemnity as may be required by each of them to indemnify, defend and to save each of them and any agent of the Republic or the Trustee harmless and, in every case of destruction, loss, theft or evidence to their satisfaction of the apparent destruction, loss or theft of such Security and of the ownership thereof. Upon the issuance of any substitute Security, the Holder of such Security, if so requested by the Republic, shall pay a sum sufficient to cover any stamp duty, tax or other governmental charge that may be imposed in relation thereto and any other expenses (including the fees and expenses of the Trustee) connected with the preparation and issuance of the substitute Security.

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(b) Upon the terms and subject to the conditions set forth in the Indenture, and subject to paragraph 7(e) hereof, a Certificated Security or Securities may be exchanged for an equal aggregate principal amount of Certificated Securities in different authorized denominations and a beneficial interest in a Global Security may be exchanged for an equal aggregate principal amount of Certificated Securities in authorized denominations or for an equal aggregate principal amount of beneficial interests in another Global Security by the Holder or Holders surrendering the Security or Securities for exchange at the Corporate Trust Office, together with a written request for the exchange. Certificated Securities will only be issued in exchange for interests in a Global Security pursuant to Section 2.5(e) of the Indenture. The exchange of the Securities will be made by the Trustee.

(c) Upon the terms and subject to the conditions set forth in the Indenture, and subject to paragraph 7(e) hereof, a Certificated Security may be transferred in whole or in part (in an amount equal to the authorized denomination or any integral multiple thereof) by the Holder or Holders surrendering the Certificated Security for transfer at the Corporate Trust Office, at the office of any paying agent or at any other office acceptable to the Trustee, accompanied by an executed instrument of transfer substantially as set forth in Exhibit F to the Indenture. The registration of transfer of the Securities will be made by the Trustee.

(d) The costs and expenses of effecting any exchange, transfer or registration of transfer pursuant to this paragraph 7 will be borne by the Republic, except for the expenses of delivery (if any) not made by regular mail and the payment of a sum sufficient to cover any stamp duty, tax or other governmental charge or insurance charge that may be imposed in relation thereto, which will be borne by the Holder of the Security. Registration of the transfer of a Security by the Trustee shall be deemed to be the acknowledgment of such transfer on behalf of the Republic.

(e) The Trustee may decline to accept any request for an exchange or registration of transfer of any Security during the period of 15 days preceding the due date for any payment of principal of, or premium, if any, or interest on, the Securities.

8. Trustee. For a description of the duties and the immunities and rights of the Trustee under the Indenture, reference is made to the Indenture, and the obligations of the Trustee to the Holder hereof are subject to such immunities and rights.

9. Paying Agents; Transfer Agents; Registrar. The Republic has initially appointed the Trustee as its paying agent, transfer agent and registrar. The Republic may at any time appoint additional or other paying agents, transfer agents and registrars and terminate the appointment of those or any paying agents, transfer agents and registrar, provided that while the Securities are Outstanding the Republic will maintain in The City of New York (i) a paying agent, (ii) an office or agency where the Securities may be presented for exchange, transfer and registration of transfer as provided in the Indenture and (iii) a registrar. The Republic will maintain a paying agent in a Member State of the European Union (which, so long as the Securities are listed in the Euro MTF Market or the Luxembourg Stock Exchange and the rules of such Exchange so require, will be Luxembourg) that is not obliged to withhold or deduct tax pursuant to European Council Directive 2003/48/EC (as amended from time to time) or any law implementing or complying with, or introduced in order to conform to, such Directive. Notice of any such termination or appointment and of any change in the office through which any paying agent, transfer agent or registrar will act will be promptly given in the manner described in paragraph 11 hereof.

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10. Enforcement. Except as provided in Section 4.6 of the Indenture, no Holder of any Securities of any Series shall have any right by virtue of or by availing itself of any provision of the Indenture or of the Securities of such Series to institute any suit, action or proceeding in equity or at law upon or under or with respect to the Indenture or of the Securities, or for any other remedy hereunder or under the Securities, unless (a) such Holder previously shall have given to the Trustee written notice of default and of the continuance thereof with respect to such Series of Securities, (b) the Holders of not less than 25% in aggregate principal amount Outstanding of Securities of such Series shall have made specific written request to the Trustee to institute such action, suit or proceeding in its own name as Trustee hereunder and shall have provided to the Trustee such indemnity or other security as it may require against the costs, expenses and liabilities to be incurred therein or thereby and (c) the Trustee for 60 days after its receipt of such notice, request and provision of indemnity or other security, shall have failed to institute any such action, suit or proceeding and no direction inconsistent with such written request shall have been given to the Trustee pursuant to Section 4.9 of the Indenture; it being understood and intended, and being expressly covenanted by every Holder of Securities of a Series with every other Holder of Securities of such Series and the Trustee, that no one or more Holders shall have any right in any manner whatever by virtue or by availing itself of any provision of the Indenture or of the Securities to affect, disturb or prejudice the rights of any other Holder of Securities of such Series or to obtain priority over or preference to any other such Holder, or to enforce any right under the Indenture or under the Securities of such Series, except in the manner herein provided and for the equal, ratable and common benefit of all Holders of Securities of such Series. For the protection and enforcement of this paragraph 10, each and every Holder and the Trustee shall be entitled to such relief as can be given either at law or in equity.

11. Notices. The Republic will mail any notices to the Holders of the Certificated Securities at their registered addresses as reflected in the Register maintained by the registrar. The Republic will consider any mailed notice to have been given five Business Days after it has been sent. The Republic will give notices to the Holders of a Global Security in accordance with the procedures and practices of the Depositary and such notices shall be deemed given upon actual receipt thereof by the Depositary. The Republic will also publish notices to the Holders (a) in a leading newspaper having general circulation in New York City and London (which is expected to be The Wall Street Journal and the Financial Times, respectively) and (b) if and so long as the Securities are listed on the Euro MTF Market of the Luxembourg Stock Exchange and the rules of the exchange so require, in a leading newspaper having general circulation in Luxembourg (which is expected to be Luxemburger Wort) and on the website of the Luxembourg Stock Exchange at http://www.bourse.lu. If publication in a leading newspaper in Luxembourg is not practicable, the Republic will publish such notices in a leading English language daily newspaper with general circulation in Europe. The Republic will consider any published notice to be given on the date of its first publication.

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12. Further Issues of Securities. The Republic may from time to time, without the consent of Holders of the Securities, create and issue additional Securities having the same Terms as the Securities in all respects, except for issue date, issue price and the first payment on the Securities; provided, however, that any additional Securities subsequently issued shall be issued, for U.S. federal income tax purposes, either (a) as part of the "same issue" as the Securities, (b) in a "qualified reopening" of the Securities; or (c) with no greater amount of original issue discount than the previously Outstanding Securities as of the date of the issue of such additional Securities, unless such additional Securities have a separate CUSIP, ISIN or other identifying number from the previously Outstanding Securities. Such Additional Securities will be consolidated with and will form a single Series with the previously Outstanding Securities.

13. Prescription. All claims against the Republic for the payment of principal, interest, premium, if any, or other amounts due on, the Securities (including Additional Amounts) will become void unless made within four years of the date on which that payment first became due, or a shorter period of time if provided by law.

14. Authentication. This Security shall not become valid or obligatory until the certificate of authentication hereon shall have been manually signed by the Trustee or its agent.

15. Governing Law. (a) The Indenture will be governed by and construed in accordance with the laws of the State of New York. This Security will be governed by and construed in accordance with the laws of the State of New York.

(b) The Republic hereby irrevocably submits to the jurisdiction of any New York state or federal court sitting in New York City, and any appellate court from any thereof, in any action or proceeding arising out of or relating to the Securities, and the Republic hereby irrevocably agrees that all claims in respect of such action or proceeding may be heard and determined in such New York state or federal court. The Republic hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding and any right of jurisdiction in such action or proceeding on account of the place of residence or domicile of the Republic. The Republic hereby irrevocably appoints CT Corporation System (the “Authorized Agent”), with an office on the date hereof at 111 Eighth Avenue, 13th Floor, New York, New York 10011, United States of America, as its agent to receive on behalf of itself and its property service of copies of the summons and complaint and any other process that may be served in any such action or proceeding, except actions arising out of U.S. federal or state securities laws, brought in such New York state or federal court sitting in New York City. Such service may be made by mailing or delivering a copy of such process to the Republic, in care of the Authorized Agent at the address specified above for the Authorized Agent, and the Republic hereby irrevocably authorizes and directs the Authorized Agent to accept such service on its behalf. As an alternative method of service, the Republic also irrevocably consents to the service of any and all process in any such action or proceeding in such New York state or federal court sitting in New York City by the mailing of copies of such process to itself at its address specified in Section 9.4 of the Indenture. A final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

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(c) Nothing in this paragraph 15 shall affect the right of the Trustee or (in connection with legal action or proceedings by any Holder as permitted by the Indenture and this Security) any Holder to serve legal process in any other manner permitted by law or affect the right of the Trustee or any such Holder to bring any action or proceeding against the Republic or its property in the courts of other jurisdictions.

(d) To the extent that the Republic has or hereafter may acquire or have attributed to it any immunity under any law (other than the laws of the Republic) from jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) with respect to itself or its property, the Republic hereby irrevocably waives such immunity in respect of its obligations under the Securities. To the extent that the Republic has or hereafter may have any immunity under the laws of the Republic (i) from jurisdiction of any court, (ii) from any legal process in the courts of the Republic (other than immunity from attachment prior to judgment and attachment in aid of execution), or (iii) from any legal process in any court other than a court of the Republic, whether through service or notice, attachment prior to judgment, attachment in aid of execution or otherwise, with respect to itself or its property, the Republic hereby irrevocably waives such immunity to the fullest extent permitted by the laws of the Republic, in respect of its obligations under the Securities. Without limiting the generality of the foregoing, the Republic agrees that the waivers set forth in this paragraph 15(d) shall be to the fullest extent permitted under the Foreign Sovereign Indemnities Act of 1976 of the United States (the “Immunities Act”) and are intended to be irrevocable for purposes of such Act. Notwithstanding the foregoing, the Republic reserves the right to plead sovereign immunity under the Immunities Act with respect to actions brought against it under the United States federal securities laws or any state securities laws, and the Republic’s appointment of the Authorized Agent does not extend to such actions.

(e) The Republic hereby irrevocably waives, to the fullest extent permitted by law, any requirement or other provision of law, rule, regulation or practice that requires or otherwise establishes as a condition to the institution, prosecution or completion of any action or proceeding (including appeals) arising out of or relating to the Securities, the posting of any bond or the furnishing, directly or indirectly, of any other security.

16. Indemnification for Foreign Exchange Fluctuations. The obligation of Republic to any Holder under the Securities that has obtained a court judgment affecting the Securities shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than the currency in which the Security is denominated (the “Agreement Currency”), be discharged only to the extent that on the Business Day following receipt by such Holder of any amount in the Judgment Currency, such Holder may in accordance with normal banking procedures purchase the Agreement Currency with the Judgment Currency (or, if it is not practicable to make that purchase on that day, on the first Business Day on which it is practicable to do so). If the amount of the Agreement Currency so purchased is less than the amount originally to be paid to such Holder in the Agreement Currency, the Republic agrees, as a separate obligation and notwithstanding such judgment, to pay the difference, and if the amount of the Agreement Currency so purchased exceeds the amount originally to be paid to such Holder, such Holder agrees to pay to or for the account of the Republic such excess, provided that such Holder shall not have any obligation to pay any such excess as long as a default by the Republic in its obligations hereunder has occurred and is continuing, in which case such excess may be applied by such Holder to such obligations.

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17. Warranty of the Republic. Subject to paragraph 14, the Republic hereby certifies and warrants that all acts, conditions and things required to be done and performed and to have happened precedent to the creation and issuance of this Security and to constitute the same legal, valid and binding obligations of the Republic enforceable in accordance with their terms, have been done and performed and have happened in due and strict compliance with all applicable laws.

18. Definitive Headings. The descriptive headings appearing in these Terms are for convenience of reference only and shall not alter, limit or define the provisions hereof.

19. Modifications. (a) Any Modification to the Securities or the Indenture insofar as it affects the Securities shall be made in accordance with Article Ten and Article Eleven of the Indenture.

(b) Any Modification pursuant to this paragraph 19 will be conclusive and binding on all Holders of the Securities, and on all future Holders of the Securities whether or not notation of such Modification is made upon the Securities. Any instrument given by or on behalf of any Holder of a Security in connection with any consent to or approval of any such Modification will be conclusive and binding on all subsequent Holders of that Security.

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